UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

PANAMSAT HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

THIS FILING CONSISTS OF EMAILS TO CUSTOMERS AND EMPLOYEES, EACH WITH A PRESS RELEASE

Subject: PANAMSAT AND INTELSAT TO MERGE – Message from Joe Wright

To Our Customers:

Over the past years, we’ve been 100% focused on providing the best service, reliability and technology for our customers.  From your comments at our last customer conference in New York, it’s been working.  Now, PanAmSat has entered into a definitive agreement to merge with Intelsat to create a preeminent, comprehensive satellite service provider.

This new company will have unprecedented resources, technology and market know-how to extend the reach and scope of our satellite network as well as continue to make investments in new technologies and services that will help your business grow around the world. We’ll take the “best of the best” of our people and facilities to form the new company.  Intelsat was the original, blue-chip operator that transformed global telecommunications by providing transmission capacity to every corner of the globe. PanAmSat was the entrepreneurial upstart that fostered a global revolution in television distribution, and we’ll place a high priority on maintaining global satellite fleets with 99+% reliability. But we both have comprehensive, customer-focused operations serving customers on seven continents.

Having said all that, I am sure your top concern is the impact that these changes will have on your service and your relationships with the PanAmSat team. You have my personal commitment that our sales and engineering staff will continue to deliver the same superior level of service that you have come to expect from PanAmSat.

We believe that various government approvals of Intelsat’s acquisition of PanAmSat will take approximately six to 12 months, so no changes will occur until we complete the merger. I expect to become Chairman of the new Company, and David McGlade, Intelsat’s CEO, will become CEO.  I have attached today’s press release, and we will be in touch with you shortly. As always, we welcome your views and suggestions.

I hope you agree that today’s announcement is an important development for you and your company as our valued customer. We look forward to providing further details in the months ahead.

Sincerely yours,

Joe Wright

Chief Executive Officer

Subject: An Important Announcement About PanAmSat

To All PanAmSat Employees:

Today, PanAmSat is announcing that we plan to merge with Intelsat. This is very big news, so let me take a moment to explain how we got here.

PanAmSat has led the industry by refusing to follow the practices of the past. We pursued a smart, disciplined business strategy focused on customer service and reliability, strengthened our position in key markets and managed expenses and satellite expansion – impressive accomplishments that reflect the hard work of all of you. We had already started to take steps to grow our business through such activities as our expanded partnership with JSAT and acquisition of Europe*Star. This merger gives us the opportunity to become a true market leader in satellite-based broadcasting and telecommunications services with resources and expertise unparalleled in the history of our industry.

Today’s announcement will be welcome news for our customers and shareholders – but it should also be seen as a real opportunity for many of us at PanAmSat who want to be part of a preeminent satellite service provider.

I expect to become the new Chairman, and David McGlade, Intelsat’s CEO, will become CEO of the new company. We will work together to take the “best of the best” of our people and facilities from both companies to build an extraordinary enterprise. Dave is a true entrepreneur from the telecommunications and software industries who joined Intelsat about six months ago.  On many occasions, Dave has told me that he is very impressed with our customer focus, service innovations and business savvy.  The full management team will be announced in the coming months.

Depending on the timing of expected government approvals and completion of the merger, no changes will take place for approximately six to 12 months. Day-to-day, it will be business as usual here at PanAmSat. Until the deal is completed, it is very important that we continue to execute on our business plans and operate independently.

Having said that, we want to give you peace of mind during the transition, which is why we have adopted a severance plan similar to our previous severance plan. If an employee is laid off as a direct result of the change in ownership upon completion of the deal, a minimum of six months base salary and three months benefits will be provided. The maximum severance benefit is 12 months base salary and three months benefits. This severance plan formula is based on one week’s base pay for each $3,000 earned.

The attached press release will give you more details about the merger. In addition, Dave and I will make a formal announcement to the PanAmSat and Intelsat employees during our live satellite broadcast this morning at 9:00 AM (EDT). Later this afternoon, the senior management team will host a company-wide All Hands call to answer your questions beginning at 4:00 PM (EDT). Please send your questions to Peter Malia at pmalia@panamsat.com by 12 noon (EDT).  Both events will be available for replay on the company Intranet.  And in the coming weeks, Dave and I will visit the PanAmSat offices to discuss the news with you further.

PanAmSat has a proud history and experienced many changes over the years. Each and every time, we have come through the transition with flying colors as a stronger, better organization. I look forward to working with you in the months ahead as we create one of the strongest companies in our industry together.

Thanks,

Joe

inspiring connections

Date: 29 August 2005

Release: 2005 - 27

Intelsat and PanAmSat to Merge, Creating World-Class Communications Solutions Provider

•                 Enhanced global reach and reliability

•                 Expanded delivery of HDTV, broadband and IPTV

•                 Combined technical and service capabilities to lead industry

Pembroke, Bermuda, and Wilton, Connecticut, 29 August 2005 – Intelsat, Ltd. and PanAmSat Holding Corporation (NYSE: PA) today announced that the two companies have signed a definitive merger agreement under which Intelsat will acquire PanAmSat for $25 per share in cash, or $3.2 billion. The transaction will create a premier satellite company that will be a leader in the digital delivery of video content, the transmission of corporate data and the provisioning of government communications solutions.

The new company will offer its customers expanded coverage with additional back-up satellites, supporting fiber networks and enhanced operational capabilities for the provision of an unparalleled level of services. With an increased focus on developing advanced communications technologies, the company will meet the needs of cable TV programmers, broadcasters, businesses, governments and consumers worldwide.

Using a combined fleet of 53 satellites, the company will serve customers in more than 220 countries and territories. Driven by the core strengths of the two companies and their employees’ commitment to quality in operations and customer service, Intelsat will have a portfolio of customers not only in the developed world, but also in emerging nations and remote areas where satellites are critical to providing communications infrastructure for economic development.

“The combination of Intelsat and PanAmSat creates an industry leader with the ability to provide competitive communications and video services to consumers and businesses,” said David McGlade, Chief Executive Officer of Intelsat. “The two companies are complementary in customer, geographic and product focus. Together, we will continue providing the highest level of service to existing customers while growing new business in rapidly expanding communications markets.”

- more -

Mr. McGlade will continue to serve as Chief Executive Officer and a Director of the company upon closing. Joseph Wright, currently Chief Executive Officer of PanAmSat, is expected to become Chairman of the Board upon completion of the transaction.

“Today, PanAmSat offers its video, data and government customers a highly reliable level of service that only a technically advanced and financially strong satellite operator can provide,” said Mr. Wright. “Now, we will combine the best from both companies and bring a professional business approach to the new enterprise to benefit our customers, employees and shareholders. This is a ‘win-win’ for both companies, and a terrific outcome for all of PanAmSat’s shareholders, who will receive $25 per share in cash – a significant premium over the recent stock price and nearly a 40% premium over the IPO price of about six months ago. In addition, our shareholders will continue to receive dividends, at the current annual rate or higher, until we close the transaction.”

PanAmSat brings a strong, video-centric customer base, including leading providers of cable TV programming, while Intelsat’s historical strength has been in providing core telephony and advanced data services to developing and underserved regions around the world. Over the long term, the company will consolidate best practices from the two respective organizations.  “We will leverage our combined intellectual, material and people assets to continue the high-quality service Intelsat and PanAmSat customers have come to expect,” said David McGlade.

Following the transaction, the company will have enhanced financial strength and revenue and free cash flow growth opportunities. The company is expected to have pro forma annual revenues of more than $1.9 billion and to maintain significant free cash flow from operations, providing significant resources for capital expenditures and debt service.

Under the agreement, which was approved unanimously by the Boards of Directors of both companies, Intelsat will acquire all outstanding common shares of PanAmSat, and additionally Intelsat will either refinance or assume approximately $3.2 billion in debt of PanAmSat Holding Corporation and its subsidiaries. Shareholders owning approximately 58% of PanAmSat’s shares have agreed to vote in favor of the combination.

Intelsat has received financing commitments for the full amount of the purchase price from a group of financial institutions led by Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Credit Suisse First Boston LLC and Lehman Brothers Inc. A substantial portion of the financing for the transaction is expected to be raised at Intelsat (Bermuda), Ltd., with additional financing expected to be raised at PanAmSat Holding Corporation, PanAmSat Corporation, and Intelsat Subsidiary Holding Company, Ltd. Prior to this financing and the closing of the transaction, Intelsat (Bermuda), Ltd. is expected to transfer substantially all of its assets and liabilities (including its 9-1/4% Senior Discount Notes due 2015) to a newly-formed wholly-owned subsidiary. Upon completion of the transaction, both PanAmSat Holding Corporation and Intelsat Subsidiary Holding Company, Ltd will be direct or indirect wholly-owned subsidiaries of Intelsat (Bermuda), Ltd., and PanAmSat Holding Corporation and its subsidiaries will continue as separate corporate entities. The transaction is expected to result in a Change of Control, as defined in the indenture governing PanAmSat Holding Corporation’s outstanding bonds and certain of the indentures governing PanAmSat Corporation’s outstanding bonds.

- more -

The transaction is conditioned upon PanAmSat Holding Corporation shareholder approval, customary closing conditions and clearances from relevant regulatory agencies, including the appropriate U.S. government antitrust authorities and the Federal Communications Commission. The companies anticipate that the transaction could close in approximately six to 12 months.

Credit Suisse First Boston LLC is serving as Intelsat’s financial advisor, and Wachtell, Lipton, Rosen & Katz, Paul, Weiss, Rifkind, Wharton & Garrison LLP, and Milbank, Tweed, Hadley & McCloy LLP are serving as Intelsat’s legal advisors. Morgan Stanley is serving as PanAmSat’s financial advisor, and Simpson Thacher & Bartlett LLP is serving as PanAmSat’s legal advisor.

Conference Call

Intelsat and PanAmSat will host a conference call and live web cast for the media on Monday, August 29, 2005 at 11:00 a.m. EDT to discuss the transaction. The dial-in from the U.S. is 800-616-9004.  International callers should dial +1-719-457-2620. The pass code for the conference call is 8461543. The web cast will be available at www.intelsat.com and www.panamsat.com. Following the conclusion of the call, a replay of the web cast will be available within 24 hours on both companies’ websites. Alternatively, a replay of the call will be available within two hours after the call, and can be accessed until September 9, 2005 at midnight (EDT), by calling 888-203-1112 from the U.S. and +1-719-457-0820 from international locations and entering the access code 8461542.

About Intelsat

Intelsat is a global communications provider offering flexible and secure services to customers in over 220 countries and territories. Intelsat has maintained a leadership position for over 40 years by distributing video, voice, and data for television and content providers, government and military entities, major corporations, telecommunications carriers, and Internet service providers. Intelsat’s reach, power and expanding solutions portfolio deliver information reliably and quickly to every corner of the globe.

About PanAmSat

Through its owned and operated fleet of 25 satellites, PanAmSat (NYSE: PA) is a leading global provider of video, broadcasting and network distribution and delivery services. It transmits 1,991 television channels worldwide and, as such, is the leading carrier of standard and high-definition signals. In total, the Company’s in-orbit fleet is capable of reaching over 98 percent of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. For more information, visit the company’s web site at www.panamsat.com.

- more -

Contacts:

Tony Trujillo

Senior Vice President, Corporate Services and Government Relations

Intelsat Global Service Corporation

+1-202-944-7835

Kathryn Lancioni

Vice President, Corporate Communications

PanAmSat

+1-203-210-8000

Ellen Gonda

Director

Brunswick Group

+1-212-333-3810

Safe Harbor under Private Securities Litigation Reform Act of 1995

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words like “estimate,” “plan,” “project,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements and information. Such statements include, but are not limited to, statements about Intelsat’s and PanAmSat’s future financial results, plans, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. Actual results may materially differ from those set forth in these forward-looking statements.

The companies may not be able to consummate the proposed transaction on the terms on which the parties have agreed, or at all, due to a number of factors, including, but not limited to, the failure to obtain the requisite governmental approvals or the financing to pay the consideration or the failure to satisfy any of the other conditions to consummation of the transaction. Other factors that could cause Intelsat’s or PanAmSat’s results to differ materially from those described in the forward-looking statements can be found in Intelsat’s annual report on Form 20-F or quarterly reports on Form 1-Q filed with the Securities and Exchange Commission or on PanAmSat’s registration statement on Form S-1 (File No. 33-121463) filed with the Securities and Exchange Commission, as such registration statement became effective on March 16, 2005.

About the Proposed Transaction

Stockholders are urged to read the definitive proxy statement regarding the proposed transaction when it becomes available, because it will contain important information.

Stockholders will be able to obtain a free copy of the definitive proxy statement, as well as other

- more -

filings with the Securities and Exchange Commission (SEC) containing information about Intelsat or PanAmSat, without charge at the SEC’s website (http://www.sec.gov), or by directing a request to

Investor Relations, c/o Intelsat Global Service Corporation, 3400 International Drive, NW, Washington, DC 20008, with respect to Intelsat, or to Investor Relations, PanAmSat Holding Corporation, 20 Westport Road, Wilton, Connecticut 06897, with respect to PanAmSat.

PanAmSat, its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Some information regarding some of these participants is set forth in PanAmSat’s registration statement on Form S-1 (File No. 33-121463) filed with the SEC, as such registration statement became effective on March 16, 2005. Other information regarding the participants in the proxy solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

# # #